SECOND AMENDMENT TO THE
CUSTODY AGREEMENT

THIS SECOND AMENDMENT dated as of August 13, 2015, to the Custody Agreement, originally made and entered into as of April 28, 2011, as amended June 30, 2013 (the “Agreement”), is entered into by and between TRUST FOR PROFESSIONAL MANAGERS, a Delaware business trust, (the “Trust”) on behalf of the M.D. Sass Funds (the “Funds”) and U.S. BANK NATIONAL ASSOCIATION, a national banking association (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Trust and the Custodian desire to amend the list of funds of the Agreement; and

WHEREAS, Article XV, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Amended Exhibit C of the Agreement is hereby superseded and replaced with Amended Exhibit C attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

TRUST FOR PROFESSIONAL MANAGERS	U.S. BANK NATIONAL ASSOCIATION
By: /s/ Michael R. McVoy___________	By: /s/ John Buckel__________
Name: John Buckel	Name: Michael R. McVoy
Title: President	Title: Senior Vice President

Amended Exhibit C to the to the Custody Agreement –
Trust for Professional Managers – M.D. Sass

Fund Names

Name of Series	Date Added
M.D. Sass Short Term U.S. Government Agency Income Fund
M.D. Sass Equity Income Plus Fund	on or after June 20, 2013